Form 10-K, Exhibit 13
period 1997-12-31
GULF WEST BANKS INC
filed 1998-03-16
CIK 932773

GULF WEST BANKS [LOGO]
GULF WEST BANKS ANNUAL REPORT 1997

CORPORATE
  PROFILE

Gulf West Banks, Inc. is a St. Petersburg, Florida based bank holding company which owns 100% of the outstanding stock of Mercantile Bank and Liberty Leasing Corporation. Mercantile Bank, founded in 1986, is a state chartered commercial bank with ten offices, providing a wide range of banking services to businesses and individuals located primarily in Pinellas, Hillsborough and Pasco Counties, Florida. Liberty Leasing Corporation is an equipment leasing company that arranges financing for a variety of equipment for all types of businesses. On January 16, 1998, Gulf West acquired Citizens National Bank and Trust Company, Port Richey, Florida, a $75 million asset bank in Pasco County, Florida. Since the Citizens acquisition occurred in 1998, this report does not reflect the resulting combined financial position and operations.

MISSION

The company strives to provide shareholders with superior market valuation for their investment by positioning Gulf West Banks, Inc. as the premier financial services company headquartered in the Tampa Bay area. This is achieved by balancing growth with profitability while maintaining the highest standards of safety and soundness.

Key business strategies include targeting market segments not adequately served by the competition, hiring and retaining top professional bankers, delivering highly personalized service, and actively assisting the local communities we serve to grow and prosper.
                                                          [GULF WEST BANKS LOGO]


TABLE OF CONTENTS
FINANCIAL HIGHLIGHTS .............................                    1
PRESIDENT'S MESSAGE ..............................                    2
BANK LOCATIONS ...................................                    4
BOARD OF DIRECTORS ...............................                    5
COMMUNITY BOARDS .................................                    5
OFFICERS .........................................                    6
SELECTED FINANCIAL DATA ..........................                    8
FINANCIAL REVIEW .................................                   11
INVESTOR AND GENERAL INFORMATION .................    INSIDE BACK COVER

This Annual Report contains certain forward-looking statements which represent the issuer's expectations or beliefs, including, but not limited to, statements concerning the banking industry and the issuer's operations, performance, financial condition, and growth. For this purpose, any statements contained in this Annual Report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "should," "can," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the issuer's control, and actual results may differ materially depending on a variety of important factors, including competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by issuer, among other things.

CONSOLIDATED
 FINANCIAL HIGHLIGHTS
 (Dollars in thousands, except per share amounts)

AT YEAR END:                                        1997               1996
                                                 ----------          ---------
Assets                                           $  204,848            174,814
Loans, net                                       $  122,555            112,660
Investment securities                            $   53,183             40,231
Deposits                                         $  169,101            149,335
Stockholders' equity                             $   14,541             13,100
Book value per share (1)                         $     3.95               3.58
Shares outstanding (1)                            3,676,943          3,658,633
Equity-to-assets ratio                                 7.10%              7.49%
Nonperforming assets-to-total assets ratio (2)         0.31%              0.46%

FOR THE YEAR:                                       1997                 1996               1995
                                                 -----------         ----------         -----------
Interest income                                  $   14,039             10,844              8,447
Net earnings                                     $    1,255                314                708
Return on average assets                                .69%               .22%               .63%
Return on average equity                               9.18%              2.45%              6.93%
Average equity-to-average assets ratio                 7.50%              8.87%              9.11%
Noninterest expenses to average assets                 4.26%              4.38%              3.73%
Earnings per share:
   Basic                                               0.34               0.09               0.23
   Diluted                                             0.33               0.08               0.22

                                                           Average yield or rate during
                                                           the year ended December 31,
                                                 ----------------------------------------------
YIELDS AND RATES:                                 1997                1996               1995
                                                 ------              -----              -------
Loan portfolio                                   9.41%               9.51%               9.62%
Securities                                       6.44%               6.25%               6.23%
Other interest-earnings assets                   5.42%               5.35%               5.92%
All interest-earnings assets                     8.47%               8.38%               8.44%
Deposits and borrowings                          4.45%               4.37%               4.45%
Interest-rate spread (3)                         4.02%               4.01%               3.99%
Net interest margin (4)                          4.84%               4.78%               4.71%

--------------------------------------------------------------------------------
(1) All per share information is presented to reflect all stock dividends and stock splits including the 10% stock dividend declared January 15,1998.
(2) Nonperforming assets consist of nonaccrual loans and other real estate owned.
(3) Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.
(4)      Net interest income divided by average interest-earning assets.



                                     [LOGO]

PRESIDENT'S
  MESSAGE

         Dear Shareholders:

         Nineteen ninety-seven was the best year in the history of our company both in terms of earnings and in growth. Total after tax earnings were $1.255 million or $0.33 diluted earnings per share, compared with earnings in 1996 of $314,000 or $0.08 diluted earnings per share. The 1996 earnings were adversely affected by a one-time Savings Association Insurance Fund ("SAIF") assessment of $470,000. Since our subsidiary, Mercantile Bank, converted from a savings and loan charter in 1990, it was subject to this one time assessment. As a result of the recapitalization of the SAIF Fund, our ongoing annual deposit insurance premium was substantially reduced and amounted to $93,000 in 1997, as opposed to an estimated premium of $334,000 had we continued to pay at the old rate. The banking industry continues to be extremely well capitalized and healthy. The FDIC has built its insurance fund to the highest level in the history of its existence, and the future continues to look bright for the industry. Your Board of Directors declared a 10% stock dividend payable March 16, 1998 to shareholders of record on February 16, 1998, which will bring the total number of outstanding shares of Gulf West Banks, Inc. to just over 6 million shares.

The most significant event for the company in the past twelve months was the closing of our merger with Citizens National Bank and Trust Company of Port Richey, Florida. This $75 million bank was consolidated into Mercantile Bank in mid-January which brought total assets to $276 million as of January 31, 1998. We were quite pleased to complete this marriage with a very fine Pasco County institution which not only adds quality assets and deposits but also some very qualified employees to our staff family. Mercantile Bank now operates ten offices in the three Tampa Bay area counties of Pinellas, Hillsborough and Pasco. Approval has been received for the opening of an eleventh office which will be located in Hillsborough County on the corner of Hillsborough Avenue and Anderson Road, directly north of Tampa International Airport. This office is in a largely industrial area which will enhance our continued corporate mission to serve the small business and commercial establishments of the Tampa Bay area.

Gulf West Banks, Inc. is now a reporting company with the Securities and Exchange Commission and has applied for listing of its common stock on the Nasdaq National Market System. We expect the application process to be completed shortly and for our stock to be quoted on Nasdaq very soon - possibly by the time you receive this Annual Report.

Other significant events in 1997 included the opening of our Downtown St. Petersburg office, the conversion of our operating systems to an improved data processing program, and the installation of a wide area terminal network in our banking offices. Our Business Express product offers on-line banking for corporate customers. Our leasing subsidiary, Liberty Leasing Corporation, has grown significantly in the volume of leases originated. Liberty, which is located in Tampa, moved into new, larger quarters and added to both its sales and office staff.

                                    [LOGO]

The deposit mix of Mercantile Bank continues to be quite favorable with a large percentage of deposit growth coming from transaction accounts and other low cost deposit accounts. The consolidation of some of the large regional banks in Florida has provided opportunities for all community banks to grow. We continue to emphasize the fact that we are independent and "customer oriented." This message seems to have reached an ever greater number of commercial businesses who have contacted our offices about moving their accounts to Mercantile.

More and more community banks are being acquired by out-of-state holding companies which are anxious to expand into the growing, prosperous Florida market. Over 16 million people now reside in Florida, and the Tampa Bay area is definitely a leader in the commercial segment of Florida's growth. Mercantile's positioning, to remain exclusively in the Tampa Bay area and to concentrate primarily on small business and commercial customers, has proven to be a winning strategy and is certainly one which will be continued in the future.

Nineteen ninety-eight should be an excellent year for your company. Earnings estimates, based on current conditions, are above our last year's results and, with our additional capital and back-room capability, it should be possible to leverage these strengths to build on our past growth. Management believes this growth should translate into better performance in the coming year. While the national economy may be reaching a cyclical point of turning, we see no immediate evidence of any such change to date. The quality of our assets remains quite high.

This Annual Report includes all of the financial information required to be included in our Form 10-K. This data is quite extensive and should explain in great detail the financial condition of your company. I believe you will be pleased as you read the balance of this Annual Report.

Again, thank you for your support. We look forward to serving you and the many customers you refer to us in the coming year.

                                     [PHOTO]
Sincerely,


/s/ Gordon W. Campbell
-----------------------------------
Gordon W. Campbell
Chairman of the Board and President
Gulf West Banks, Inc.
February 1998


                                     [LOGO]                                    3

MERCANTILE BANK LOCATIONS

N.E. ST. PETERSBURG
425 22nd Avenue North
St. Petersburg, Florida 33704
Phone (813) 823-2265
Fax (813) 898-5515

BONNIE S. ROWE
Banking Manager

REYNE L. POWELL
Assistant Manager

TIERRA VERDE
1110 Pinellas Bayway
Tierra Verde, Florida 33715
Phone (813) 867-8674
Fax (813) 867-7692

LILLY CASTRO
Banking Manager

PETER A. LAKATOS
Assistant Manager

MAXIMO
3655 50th Avenue South
St. Petersburg, Florida 33711
Phone (813) 866-2973
Fax (813) 866-7622

ROBERT B. MONTGOMERY
Banking Manager

CAROLYN D. RIGGINS
Assistant Manager

DOWNTOWN
ST. PETERSBURG
240 1st Avenue South
St. Petersburg, Florida 33701
Phone (813) 897-9410
Fax (813) 897-9078

LINDA B. MELLENEY
Banking Manager

KOGER CENTER
9400 Fourth Street North
St. Petersburg, Florida 33702
Phone (813) 570-2265
Fax (813) 576-0627

CAROLYN E. CASSIDA
Banking Manager

ANDREE E. HOYLMAN
Assistant Manager

COUNTRYSIDE
28100 U.S. Highway 19 North
Clearwater, Florida 34621
Phone (813) 799-2265
Fax (813) 799-6984

GRAHAM R. COOK
Banking Manager

SUELLEN EVANS
Assistant Manager

PORT RICHEY
9550-1 U.S. Highway 19
Port Richey, Florida 34668
Phone (813) 846-1444
Fax (813) 847-3827

CAROL L. KINNARD
Interim Banking Manager

JOANNE D. HALL
Assistant Manager


BRYAN DAIRY
8040 Bryan Dairy Road
Largo, Florida 33777
Phone (813) 547-4040
Fax (813) 547-2519

CAROLE A. CHILDS
Banking Manager

TAMPA WESTSHORE
4202 W. Kennedy Boulevard
Tampa, Florida 33609
Phone (813) 286-8789
Fax (813) 287-3630

MARY F. CARPENTER
Banking Manager

MICHAEL A. MAIO
Assistant Manager


TEMPLE TERRACE
9400 N. 56th Street
Temple Terrace, Florida 33617
Phone (813) 985-2265
Fax (813) 985-8921

DIANE TONE
Banking Manager

NINA HAWTHORNE
Assistant Manager

WEST HILLSBOROUGH
4801 W. Hillsborough Avenue
Tampa, Florida 33614
Phone (813) 884-0200
Fax (813) 884-0928
(opening April 1998)


Website and E-Mail Addresses

WEBSITE
www.gwbk-mercantile.com

E-MAIL
Mercant1@gte.net

[MAP]

4
                                     [MAP]

GULF WEST BANKS, INC.
   AND MERCANTILE BANK DIRECTORS

GORDON W. CAMPBELL
Chairman of the Board
President
Gulf West Banks, Inc.

Chairman of the Board
President
Mercantile Bank

Chairman
Argyll Associates, Inc.

AUSTIN L. FILLMON
Construction/Development
(Mercantile Bank Director)

JOHN WM. GALBRAITH
Chairman
Galbraith Properties, Inc.

HENRY W. HANFF, M.D.
Orthopaedic Surgeon

THOMAS M. HARRIS
Attorney-At-Law
Harris, Barrett, Mann & Dew

PANDURANG V. KAMAT, M.D.
Cardio Thoracic Surgeon

ALGIS KONCIUS
President
Koncius Enterprises

VAN L. McNEEL
Chairman of the Board
McNeel Capital Company
(Mercantile Bank Director)

LOUIS P. ORTIZ, CPA
Managing Partner
McNulty, Garcia & Ortiz, P.A.

JOHN COOPER PETAGNA
President
American Municipal Securities, Inc.

P. N. RISSER, III
President & CEO
Risser Oil Corporation

ROSS E. ROEDER
Chairman of the Board
CEO
MDR, Inc. Consulting Group


MERCANTILE BANK
   COMMUNITY BOARDS

N.E. ST. PETERSBURG

TERRY L. BARNES
Senior Vice President
Corporate Finance
Raymond James & Assoc.

DR. PETER R. BETZER
Chairman
Marine Science Dept.
University of South Florida

JOHN C. CANNON
President and CEO
St. Petersburg Family YMCA

THOMAS L. DUPONT
Chairman/Publisher
duPont Registry

BENJAMIN B. GODWIN
President
Godwin Real Estate, Inc.

KEVIN M. HUSSEY
President
Stewart Title of Pinellas, Inc.

DAVID W. LOONEY
Vice President
TarHeel Roofing



JAMES S. NEADER
Owner
Neader Sports Management

MICHAEL R. ZOLLER
President
Economy Stationers, Inc.



TIERRA VERDE

MIRIAM BERGER
President
Miramar Services

MARJORIE V. CHASE
Investments

THOMAS F. GAFFNEY
President
Winter Park Capital Company

ARNOLD E. KRAAG
Managing Partner
Island Marina Developers

WILLIAM C. NEWTON
President
Professional Bayway Management

JACK L. SMITHERS
President
Smithers Pest Control, Inc.



MAXIMO

RICHARD D. WILKES, D.V.M.
Veterinarian
Bay Mooring Animal Hospital

BERNIE YOUNG
President
Young at Heart Marketing



KOGER CENTER

KATHRYN DEL GRANDE
Firm Manager
McNulty, Garcia & Ortiz, P.A., CPAs

BARRY W. GREENLEAF
President
Endeavor Medical

CHERYL P. HARRIS
Executive Director
American Institute of Constructors


                                     [LOGO]
                                                                               5

RAYMOND P. HEMPSTEAD
President
Barney's Motorcycle Sales, Inc.

THEODORE C. HENTER, JR.
President
Henter-Joyce, Inc.



COUNTRYSIDE

TERRY HUNT
President
T.L. Hunt, Inc.

MEL JOHNSON
Vice President/District Manager
Fidelity National Title Insurance

PAUL KLIMCZAK
President and CEO
Bay Insurance Marketing

EMIL PRATESI
Attorney
Richards, Gilkey, Fite, Slaughter, Pratesi & Ward, P.A.

MARTIN H. SCHWEITZER, CPA
Schweitzer & Dobosz

JOSEPH J. SOROTA, JR.
Attorney

JOEL S. TRAUB
Vice President
Coastal Builders



DOWNTOWN

GLENN FARLEY
Chief Financial Officer
Capitol Marketing Concepts, Inc.

AL KARNAVICIUS
President
Bayprint

DARRYL LeCLAIR
President and CEO
Echelon International

RICHARD P. AUSTIN
President
Templeton Funds Annuity Company



BRYAN DAIRY

THOMAS L. BOOTH
President
Contract Cleaning Specialists

JOHN G. THOMAS
President
Flo Tec Automation Assoc.

LINDA D. KAUTZ
Systems Director of
Clinical Support
Charter Behavioral Health Systems of Tampa Bay



TAMPA WESTSHORE

CAROL C. BARRY
Assistant Vice President
Fidelity National Title Insurance

STEVE FREEDMAN
President
Freedman's Office Furniture, Inc.

THOMAS E. O'BRIEN
Executive Vice President
AAA/Auto Club South



MILLIE WOOLF
President
Air Animal, Inc.

MICHAEL YORK
President
Communication Systems
Management

ARNOLD ZAZULIA
President A to Z Products, Inc.



TEMPLE TERRACE

PERRY JACOBSEN
Investment Representative
Edward Jones

JERRY N. PERRY
President
The Perry Co. of Tampa, Inc.

WESLEY W. RINK
Retired Banker

JOHN RUZIC
Owner/Managing Partner
Quality Suites Hotel

LINDA SHATTLES
President
Terrace Title

WILLIAM C. TAYLOR
President
Taylor Industrial Sales, Inc.


GULF WEST BANKS, INC. OFFICERS

GORDON W. CAMPBELL
President

BARRY K. MILLER
Secretary/Treasurer

ROBERT A. BLAKLEY
Vice President

JOHN T. SICA
Vice President

DOUGLAS WINTON
Vice President


6
                                     [LOGO]

Mercantile Bank Officers

GORDON W. CAMPBELL
Chairman of the Board
President

ROBERT A. BLAKLEY
Executive Vice President

CHARLES B. MCKENZIE
Executive Vice President

BARRY K. MILLER
Executive Vice President

JOHN T. SICA
Executive Vice President

DOUGLAS WINTON
Executive Vice President

PHILIP H. CHESNUT
President - Pasco County

GILBERT K. GRASS
Senior Vice President

JEFFREY A. HACKETT
Senior Vice President

KENNETH E. HUBER
Senior Vice President

ROBERT G. SHOEMAKER
Senior Vice President

KAY L. BONENFANT
First Vice President

CAROL L. KINNARD
First Vice President


CATHERINE M. RAWL
First Vice President

BONNIE S. ROWE
First Vice President

JEFFREY P. SELIGSOHN, CPA
First Vice President & Controller

MICHELE K. BREEN
Vice President

THERESA G. BROCK
Vice President

CAROLYN E. CASSIDA
Vice President

LILLY CASTRO
Vice President

GRAHAM R. COOK
Vice President

LEE-ELLEN CURRY
Vice President

KAREN L. DONAHOE
Vice President

EMILY A. DUTY
Vice President

MICHAEL L. HAAN
Vice President

EDWIN C. HANCOCK
Vice President

DONNA K. LAWRENCE
Vice President

SHERI MERRIFIELD
Vice President

CAROL J. POIERIER
Vice President

JUNE R. SOOS
Vice President

DIANE L. TONE
Vice President

DEBORAH H. DRAKE
Assistant Vice President

LISA M. NAPOLITANO
Assistant Vice President

MARY F. CARPENTER
Banking Officer

CAROLE A. CHILDS
Banking Officer

DAWN SHEA JANNONE
Banking Officer

LINDA B. MELLENEY
Banking Officer

ROBERT B. MONTGOMERY
Banking Officer

TAMMY J. BAKER
Consumer Loan Officer


LIBERTY LEASING
   CORPORATION OFFICERS

ROBERT A. BLAKLEY
Chairman

WILLIAM H. TRIPP
President

RICHARD L. CARNEY
Vice President

                                                                               7
                                     [LOGO]

Selected
 Financial Data
 (Dollars in thousands, except per share amounts)

                                                                At December 31,
                                                -----------------------------------------------
                                                   1997      1996      1995      1994     1993
                                                   ----      ----      ----      ----     ----
Cash and due from banks                         $  9,046     8,631     5,555     5,882    4,488
Federal funds sold                                 8,903     3,356     5,600     5,300    6,300
Investment securities                             53,183    40,231    33,489    23,963   17,091
Loans                                            123,270   112,979    73,948    63,472   53,374
All other assets                                  10,446     9,617     7,344     5,832    5,485
                                                --------   -------   -------   -------   ------
   Total assets                                 $204,848   174,814   125,936   104,449   86,738
                                                ========   =======   =======   =======   ======
Deposits                                         169,101   149,335   109,192    96,372   78,532
Other borrowings                                  20,237    12,047     3,799        --       --
All other liabilities                                969       332       431       149      299
Stockholders' equity                              14,541    13,100    12,514     7,928    7,907
                                                --------   -------   -------   -------   ------
   Total liabilities and stockholders' equity   $204,848   174,814   125,936   104,449   86,738
                                                ========   =======   =======   =======   ======


TOTAL ASSETS                                          TOTAL DEPOSITS

  [GRAPH]                                               [GRAPH]


TOTAL SHAREHOLDERS' EQUITY                            NET LOANS

  [GRAPH]                                               [GRAPH]

                                                                  YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------------
                                                   1997        1996        1995        1994        1993
                                                   ----        ----        ----        ----        ----
Total interest income                           $  14,039      10,844       8,447       6,146       4,931
Total interest expense                              6,026       4,659       3,736       2,521       2,046
                                                ---------   ---------   ---------   ---------   ---------

Net interest income                                 8,013       6,185       4,711       3,625       2,885
Provision for loan losses                             437         401         240         176          40
                                                ---------   ---------   ---------   ---------   ---------
Total interest income after
   provision for loan losses                        7,576       5,784       4,471       3,449       2,845

Noninterest income                                  1,987       1,031         849         603         838
Noninterest expense                                 7,654       6,324       4,181       3,228       3,056
                                                ---------   ---------   ---------   ---------   ---------

Earnings before income taxes                        1,909         491       1,139         824         627

income taxes                                          654         177         431         142          --
                                                ---------   ---------   ---------   ---------   ---------
Net earnings                                    $   1,255         314         708         682         627
                                                =========   =========   =========   =========   =========

Earnings per share (1):
   Basic                                        $    0.34        0.09        0.23        0.25        0.23
                                                =========   =========   =========   =========   =========

   Diluted                                      $    0.33        0.08        0.22        0.25        0.23
                                                =========   =========   =========   =========   =========

Without SAIF Assessment**
Net earnings                                    $   1,255         608**       708         682         627
                                                =========   =========   =========   =========   =========
Earnings per common share - basic (1)           $    0.34        0.17**      0.23        0.25        0.23
                                                =========   =========   =========   =========   =========
Earnings per common share - diluted (1)         $    0.33        0.16**      0.22        0.25        0.23
                                                =========   =========   =========   =========   =========
** SAIF assessment was paid in 1996

                                                          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------------
FOR THE PERIOD:                                    1997        1996        1995        1994        1993
                                                   ----        ----        ----        ----        ----
Return on average assets                             0.69%       0.22%       0.63%       0.74%       0.80%
Return on average equity                             9.18%       2.45%       6.93%       8.69%       8.26%
Average equity to average assets                     7.50%       8.87%       9.11%       8.47%       9.70%
Interest rate spread during the period (2)           4.02%       4.01%       3.99%       3.82%       3.42%
Net interest margin                                  4.84%       4.78%       4.71%       4.37%       4.09%
Noninterest expense to average assets                4.26%       4.39%       3.73%       3.49%       3.91%

AT THE END OF THE PERIOD:

Ratio of average interest-earning assets to
   average interest-bearing liabilities              1.22        1.21        1.19        1.18        1.23
Nonperforming loans, and foreclosed real estate
   as a percentage of total assets                   0.31%       0.46%       1.01%       0.81%       0.26%
Allowance for loan losses as a percentage
   of total loans                                    1.26%       1.04%       1.11%       1.03%       1.14%
Allowance for loan losses as a percentage
   of nonperforming loans                          245.53%     148.19%     107.37%     933.80%     269.30%
Total number of offices                                 9           8           5           4           4
Full-service banking offices                            9           8           5           4           4
Total shares outstanding at end of period (1)   3,676,943   3,658,633   3,605,530   2,707,981   2,707,186
Book value per share (1)                             3.95        3.58        3.47        2.93        2.92
----------------------------------------------------------------------------------------------------------

(1) All per share information is presented to reflect all stock dividends and stock splits including the 10% stock dividend declared January 15,1998.
(2) Difference between weighted-average yield on all interest-earning assets and weighted-average rate on all interest-bearing liabilities.


This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

                                     [LOGO]

Notes

          Financial
            Review

          Contents

          Managements's Discussion and Analysis ......................    13
          Management's Responsibilities for Financial Reporting ......    26
          Consolidated Balance Sheets ................................    27
          Consolidated Statements of Earnings ........................    28
          Consolidated Statements of Stockholders' Equity ............    29
          Consolidated Statements of Cash Flows ......................    30
          Notes to Consolidated Financial Statements .................    31
          Report of Independent Accountants ..........................    47

Notes

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

Gulf West Banks, Inc. (the "Holding Company") is a one-bank holding company and owns 100% of the outstanding stock of Mercantile Bank (the "Bank"). The Bank is a State (Florida) chartered commercial bank. The Bank, through ten banking offices, provides a wide range of banking services to individuals and businesses located primarily in Pinellas and Hillsborough Counties, Florida. During 1996, the Holding Company acquired all the outstanding common shares of Liberty Leasing Corporation ("Liberty") in exchange of 30,000 shares of the Holding Company's common stock. Liberty is an equipment leasing company that arranges financing for a variety of equipment for all types of businesses and is headquartered in Tampa. The acquisition has been accounted for using the purchase method of accounting. The Holding Company's only business activities are the operations of the Bank and Liberty. An inactive subsidiary of the Bank, Portfolio Recoveries Inc., was dissolved in 1995. Collectively the entities are referred to as the "Company".

The principal services offered by the Bank include commercial and individual checking and savings accounts, money-market accounts, certificates of deposit, most types of loans, including commercial and working capital loans and real estate, home equity and installment loans, as well as financing through letters of credit. The Bank also provides credit card services through a national credit card issuer and acts as issuing agent for U.S. Savings Bonds, travelers checks and cashiers checks. It offers collection teller services, wire transfer facilities, safe deposit and night depository facilities. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive with those offered in the Bank's primary service area. In addition, the Bank offers certain retirement account services, including individual retirement accounts. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law. The Bank offers a wide range of short to medium-term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), purchase of equipment and machinery, and Small Business Administration ("SBA") loans. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, and personal investments. The Bank also originates and holds construction and acquisition loans on residential real estate.

At December 31, 1997, the Company had total consolidated assets of $204.8 million, an increase of 17.2% over total assets of $174.8 million at December 31, 1996. During the year ended December 31, 1997, loans receivable increased $9.9 million or 8.8%. The Company's portfolio of investment securities increased to $53.2 million as of December 31, 1997 from $40.2 million as of December 31, 1996. The Bank's deposits increased to $169.1 million as of December 31, 1997 from $149.3 million as of December 31, 1996, a 13.2% increase. The Company had consolidated net earnings of $1,255,000 or $.34 basic earnings per share ($.33 diluted earnings per share) for the year ended December 31, 1997 compared to consolidated net earnings of $314,000 or $.09 basic earnings per share (.08 diluted earnings per share) for 1996. The consolidated net earnings for the year ended December 31, 1996 included the effect of the SAIF special assessment of $470,000 (before taxes).

REGULATION AND LEGISLATION

As a state-chartered commercial bank, the Bank is subject to extensive regulation by the Florida Department of Banking and Finance ("Florida DBF") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank files reports with the Florida DBF and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida DBF and the FDIC to monitor the Bank's compliance with the various regulatory requirements. The Holding Company and the Bank are also subject to regulation and examination by the Federal Reserve Board of Governors. As a Florida corporation, the Bank is also subject to the Florida Act and the regulation of the Florida Department of State under the authority to administer and implement the Florida Act.

ACQUISITION

On January 16, 1998, the Company acquired Citizens National Bank and Trust Company, Port Richey, Florida ("Citizens"). The acquisition was accomplished through the merger of Citizens with and into Mercantile. In consideration of the merger, the Company issued 1.95 million shares of its common stock to the shareholders of Citizens. At December 31, 1997, Citizens had total assets of $75.5 million, total loans of $30.7 million and total deposits of $66.4 million. Citizens operated one banking office in Pasco County, Florida. The Company will account for this transaction using the purchase method of accounting.

YEAR 2000 COMPLIANCE

The Bank has an ongoing program designed to ensure that its operational and financial systems will not be adversely affected by year 2000 software failures, due to processing errors arising from calculations using the year 2000 date. Based on current estimates the Bank expects to incur $50,000 over the next three years on its program to redevelop, replace, or repair its computer applications to make them "year 2000 compliant." While the Bank believes it is doing everything technologically possible to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. The Bank is requiring its computer system and software vendors to represent that the products provided are, or will be, year 2000 compliant, and has planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Bank.

CREDIT RISK

The Bank's primary business is making commercial, business, consumer and real estate loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Bank. While management has instituted underwriting guidelines and credit review procedures to protect the Bank from avoidable credit losses, some losses will inevitably occur.

The following table sets forth certain information regarding nonaccrual loans and foreclosed real estate, including the ratio of such loans and foreclosed real estate to total assets as of the dates indicated, and certain other related information.

                                                                                    AT DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                  1997        1996        1995        1994        1993
                                                                 -----       -----       -----       -----       -----
                                                                                 (DOLLARS IN THOUSANDS)
Nonaccrual loans:
   Residential real estate loans ..........................      $  51          91          --          53          74
   Commercial real estate .................................        488         628         747          --         150
   Commercial loans .......................................         83          41          --          --          --
   Consumer loans and other ...............................         15          39          26          18           4
                                                                 -----       -----       -----       -----       -----

       Total nonaccrual loans .............................        637         799         773          71         228
                                                                 -----       -----       -----       -----       -----

       Total nonperforming loans ..........................        637         799         773          71         228
                                                                 -----       -----       -----       -----       -----

       Total nonperforming loans to total assets ..........        .31%        .46%        .61%        .07%        .26%
                                                                 =====       =====       =====       =====       =====

Foreclosed real estate:

   Real estate acquired by foreclosure or deed
     in lieu of foreclosure ...............................         --          --         497          --          --
                                                                 -----       -----       -----       -----       -----

       Total nonperforming loans and foreclosed real estate      $ 637         799       1,270          71         228
                                                                 =====       =====       =====       =====       =====

       Total nonperforming and foreclosed real estate
          to total assets .................................        .31%        .46%       1.01%        .07%        .26%
                                                                 =====       =====       =====       =====       =====

Interest income that would have been recorded under the original terms of nonaccrual loans and the interest income actually recognized are summarized below:

                                                              YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                     1997     1996     1995     1994     1993
                                                     ----     ----     ----     ----     ----
Interest income that would have been recognized      $71       82       23        6       21
Interest income recognized ....................       51       66       15        4       13
                                                     ---      ---      ---      ---      ---

                                                     $20       16        8        2        8
                                                     ===      ===      ===      ===      ===

The following table sets forth information with respect to activity in the Bank's allowance for loan losses during the periods indicated:

                                                                                     YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------------------
                                                                 1997           1996           1995           1994           1993
                                                              ---------      ---------      ---------      ---------      ---------
                                                                                      (DOLLARS IN THOUSANDS)
Average loans outstanding, net ...........................    $ 116,148         87,000         65,747         57,185         51,691
                                                              =========      =========      =========      =========      =========

Allowance at beginning of year ...........................        1,184            830            663            613            633
                                                              ---------      ---------      ---------      ---------      ---------
Charge-offs:
   Commercial loans ......................................          (36)            --            (41)           (61)           (60)
   Consumer loans ........................................          (60)           (54)           (57)           (77)            (9)
                                                              ---------      ---------      ---------      ---------      ---------

     Total loans charged-off .............................          (96)           (54)           (98)          (138)           (69)
                                                              ---------      ---------      ---------      ---------      ---------

Recoveries ...............................................           39              7             25             12              9
                                                              ---------      ---------      ---------      ---------      ---------

     Net charge-offs .....................................          (57)           (47)           (73)          (126)           (60)
                                                              ---------      ---------      ---------      ---------      ---------

   Provision for loan losses charged to operating expenses          437            401            240            176             40
                                                              ---------      ---------      ---------      ---------      ---------

   Allowance at end of year ..............................    $   1,564          1,184            830            663            613
                                                              =========      =========      =========      =========      =========

   Ratio of net charge-offs to average loans outstanding .        .0005          .0005          .0011          .0022          .0011
                                                              =========      =========      =========      =========      =========

   Allowance as a percent of total loans .................         1.26%          1.04%          1.11%          1.03%          1.14%
                                                              =========      =========      =========      =========      =========

   Total loans at end of year ............................    $ 124,291        114,065         74,654         64,059         53,674
                                                              =========      =========      =========      =========      =========

The following table presents information regarding the Bank's total allowance for loan losses as well as the allocation of such amounts to the various categories of loans:

                                                             DECEMBER 31,
                     -------------------------------------------------------------------------------------------
                           1997                1996               1995              1994              1993
                     ----------------    ----------------   ---------------   ----------------  ----------------
                                 % OF                % OF              % OF              % OF               % OF
                              LOANS IN            LOANS IN          LOANS IN          LOANS IN           LOANS IN
                                EACH                EACH              EACH              EACH               EACH
                              CATEGORY            CATEGORY          CATEGORY          CATEGORY           CATEGORY
                     AMOUNT      TO      AMOUNT      TO     AMOUNT     TO     AMOUNT      TO    AMOUNT      TO
                       OF       TOTAL      OF       TOTAL     OF      TOTAL     OF      TOTAL     OF       T0TAL
                    ALLOWANCE   LOANS   ALLOWANCE   LOANS  ALLOWANCE  LOANS  ALLOWANCE  LOANS  ALLOWANCE   LOANS
                     ------    -----     ------    -----    ------   -----    ------    -----   ------    -----
                                                         (DOLLARS IN THOUSANDS)

Commercial loans     $  328     15.9%    $  179     15.9%    $136     19.5%    $137     20.7%    $110     18.0%
Commercial real
  estate loans ..       985     58.2        782     55.4      447     37.2      327     49.3      276     45.0
Residential real
  estate loans ..        63     15.3         67     19.4      120     33.4      119     17.9      153     25.0
Consumer loans ..       188     10.6        156      9.3      127      9.9       80     12.1       74     12.0
                     ------    -----     ------    -----     ----    -----     ----    -----     ----    -----

  Total allowance
        for loan
        losses ..    $1,564    100.0%    $1,184    100.0%    $830    100.0%    $663    100.0%    $613    100.0%
                     ======    =====     ======    =====     ====    =====     ====    =====     ====    =====

RESULTS OF OPERATIONS

The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest-rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the Company's net earnings are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of its noninterest income, and its noninterest expenses, such as salaries and employee benefits, occupancy and equipment costs and provisions for losses on foreclosed real estate and income taxes.

The following table sets forth for the periods indicated, information regarding
(i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; (v) interest margin; and (vi) ratio of average interest-earning asset to average interest-bearing liabilities.

                                                                            YEAR ENDED DECEMBER 31,
                                      ----------------------------------------------------------------------------------------------
                                                    1997                              1996                            1995
                                      -------------------------------     ----------------------------     -------------------------
                                                   INTEREST   AVERAGE                INTEREST  AVERAGE              INTEREST AVERAGE
                                       AVERAGE       AND       YIELD/     AVERAGE      AND      YIELD/     AVERAGE     AND    YIELD/
                                       BALANCE    DIVIDENDS     RATE      BALANCE   DIVIDENDS    RATE      BALANCE  DIVIDENDS  RATE
                                      --------    ---------   -------     -------   ---------  -------     -------  --------- ------
                                                                                              (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans (1) .....................    $116,148      10,934      9.41%    $ 87,000     8,272      9.51%    $ 65,747    6,326    9.62%
   Securities ....................      41,335       2,661      6.44%      33,387     2,086      6.25%      29,573    1,842    6.23%
   Other interest-earning
       assets (2) ................       8,187         444      5.42%       9,084       486      5.35%       4,714      279    5.92%
                                      --------     -------               --------    ------               --------    -----

       Total interest-earning
          assets .................     165,670      14,039      8.47%     129,471    10,844      8.38%     100,034    8,447    8.44%
                                                   -------                           ------                           -----

Noninterest-earning assets .......      16,754                             14,966                           12,159
                                      --------                           --------                         --------

       Total assets..............     $182,424                           $144,437                         $112,193
                                      ========                           ========                         ========

Interest-bearing liabilities:
   Savings and NOW deposits ......      40,267       1,245      3.09%      28,219       812      2.88%      21,501      645    3.00%
   Money-market deposits .........      13,747         371      2.70%      11,716       317      2.71%      10,068      304    3.02%
   Time deposits .................      72,841       3,953      5.43%      61,226     3,260      5.32%      50,245    2,669    5.31%
   Other borrowings ..............       8,705         457      5.25%       5,447       270      4.96%       2,073      118    5.69%
                                      --------     -------               --------    ------               --------    -----

          Total interest-bearing
              liabilities ........     135,560       6,026      4.45%     106,608     4,659      4.37%      83,887    3,736    4.45%
                                                   -------                           ------                           -----

Demand deposits ..................      33,153                             25,005                           17,671
Noninterest-bearing liabilities ..          36                                 17                              415
Stockholders' equity .............      13,675                             12,807                           10,220
                                      --------                           --------                         --------

          Total liabilities and
              stockholders'
              equity.............     $182,424                           $144,437                         $112,193
                                      ========                           ========                         ========

Net interest income ..............                 $ 8,013                          $ 6,185                          $4,711
                                                   =======                          =======                          ======

Interest-rate spread (3) .........                              4.02%                            4.01%                         3.99%
                                                                ====                             ====                          ====

Net interest margin (4) ..........                              4.84%                            4.78%                         4.71%
                                                                ====                             ====                          ====

Ratio of average interest-
   earning assets to
   average interest-
   bearing liabilities ...........        1.22                               1.21                             1.19
                                          ====                               ====                             ====

---------------------------------------

(1)      Includes nonaccrual loans.

(2) Includes interest-bearing deposits, federal funds sold and securities purchased under agreements to resell.

(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4) Net interest margin is net interest income dividend by average interest-earning assets.

RATE/VOLUME ANALYSIS

The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).


                                           YEAR ENDED DECEMBER 31,
                                                1997 VS. 1996
                                     -----------------------------------
                                         INCREASE (DECREASE) DUE TO
                                     -----------------------------------
                                                         RATE/
                                     RATE      VOLUME   VOLUME     TOTAL
                                     -----     ------   ------    ------
                                               (In thousands)
Interest earning assets:
    Loans .......................    $ (82)     2,771     (27)     2,662
    Securities ..................       63        497      15        575
    Other interest-earning assets        7        (48)     (1)       (42)
                                     -----     ------     ---     ------

      Total .....................      (12)     3,220     (13)     3,195
                                     -----     ------     ---     ------

Interest-bearing liabilities:
    Deposits:
      Savings and NOW deposits ..       60        347      26        433
      Money market deposits .....       (1)        55      --         54
      Time deposits .............       63        618      12        693
      Other borrowings ..........       16        161      10        187
                                     -----     ------     ---     ------

      Total .....................      138      1,181      48      1,367
                                     -----     ------     ---     ------

Net change in net interest income    $(150)     2,039     (61)     1,828
                                     =====     ======     ===     ======


                                         YEAR ENDED DECEMBER 31,
                                              1996 VS. 1995
                                     -------------------------------
                                        INCREASE (DECREASE) DUE TO
                                     -------------------------------
                                              RATE/
                                     RATE    VOLUME  VOLUME    TOTAL
                                     ----    ------  ------    -----
                                             (In thousands)
Interest earning assets:
    Loans .......................    $(73)    2,043    (24)    1,946
    Securities ..................       6       237      1       244
    Other interest-earning assets     (27)      259    (25)      207
                                     ----     -----    ---     -----

      Total .....................     (94)    2,539    (48)    2,397
                                     ----     -----    ---     -----

Interest-bearing liabilities:
    Deposits:
      Savings and NOW deposits ..     (26)      201     (8)      167
      Money market deposits .....     (32)       50     (5)       13
      Time deposits .............       5       584      2       591
      Other borrowings ..........     (15)      192    (25)      152
                                     ----     -----    ---     -----

      Total .....................     (68)    1,027    (36)      923
                                     ----     -----    ---     -----

Net change in net interest income    $(26)    1,512    (12)    1,474
                                     ====     =====    ===     =====

LIQUIDITY AND CAPITAL RESOURCES

A Florida chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts less deposits of certain public funds. The liquidity reserve may consist of cash on hand, cash on demand with other correspondent banks and other investments and short-term marketable securities as determined by the rules of the Florida DBF, such as federal funds sold and United States securities or securities guaranteed by the United States or agencies thereof. As of December 31, 1997 and December 31, 1996, the Bank has liquidity of approximately $71.1 million and $52.2 million, or approximately 37.6% and 32.3% of total deposits combined with borrowings, respectively.

During the year ended December 31, 1997, the Company's primary sources of funds consisted of principal payments on loans and investment securities, proceeds from sales and maturities of securities available for sale and net increases in deposits. The Company used its capital resources principally to purchase investment securities and fund existing and continuing loan commitments. At December 31, 1997, the Company had commitments to originate loans totaling $6.3 million. Scheduled maturities of certificates of deposit during the 12 months following December 31, 1997 totaled $58.8 million as of December 31, 1997. Management believes the Company has adequate resources to fund all its commitments, that substantially all of its existing commitments will be funded within the next twelve months and, if so desired, that it can adjust the rates on certificates of deposit to retain deposits in a changing interest-rate environment.

The following table sets forth, by maturity distribution, certain information pertaining to the investment securities portfolio (dollars in thousands):

                                              AFTER ONE YEAR    AFTER FIVE YEARS
                         ONE YEAR OR LESS      TO FIVE YEAR       TO TEN YEARS        AFTER TEN YEARS          TOTAL
                         -----------------   -----------------  -----------------   ------------------   ------------------
                         CARRYING  AVERAGE   CARRYING  AVERAGE  CARRYING  AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE
                          VALUE     YIELD     VALUE     YIELD     VALUE    YIELD     VALUE      YIELD     VALUE      YIELD
                         --------  -------   --------  -------  --------  -------   --------   -------   --------   -------
AT DECEMBER 31, 1997:
   U.S. agency
     obligations ....    $    --      - %    $ 1,004     7.00%   $   --       --%   $    --       --%    $ 1,004     7.00%
   U.S. Treasury
     securities .....      3,478     4.86      8,097     6.44        --       --         --       --      11,575     5.96
   Mortgage-backed
     securities .....      7,159     6.85     18,017     6.85     3,214     6.85     12,214     6.85      40,604     6.85
                         -------             -------             ------             -------              -------
     Total ..........    $10,637     6.19%   $27,118     6.73%   $3,214     6.85%   $12,214     6.85%    $53,183     6.66%
                         =======     ====    =======     ====    ======     ====    =======     ====     =======     ====

AT DECEMBER 31, 1996:
   U.S. agency
     obligations ....    $    --       - %   $ 1,008     7.00%   $   --       --%   $    --       --%    $ 1,008     7.00%
   Municipal
     obligations ....        350     5.39        249     5.67       100     6.28         --       --         699     5.62
   U.S. Treasury
     securities .....      2,507     5.63     13,460     5.72        --       --         --       --      15,967     5.70
   Mortgage-backed
     securities .....      2,462     7.08      9,454     7.08     4,738     7.08      5,903     7.08      22,557     7.08
                         -------             -------             ------             -------              -------
     Total ..........    $ 5,319     6.28%   $24,171     6.30%   $4,838     7.06%   $ 5,903     7.08%    $40,231     6.51%
                         =======     ====    =======     ====    ======     ====    =======     ====     =======     ====

REGULATORY CAPITAL REQUIREMENTS

Under FDIC regulations, the Bank is required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders' equity.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table summarizes the capital requirements for the Bank (dollars in thousands):


                                                                                                   TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                         FOR CAPITAL            PROMPT CORRECTIVE
                                                   ACTUAL            ADEQUACY PURPOSES:         ACTION PROVISIONS:
                                           --------------------     --------------------      ---------------------
                                           AMOUNT         RATIO     AMOUNT         RATIO      AMOUNT          RATIO
                                           ------         -----     ------         -----      ------          -----
AT DECEMBER 31, 1997:
     Total Capital
       (to Risk-Weighted Assets).......   $15,458         11.3%     $10,922         8.0%      $13,652          10.0%
     Tier I Capital
       (to Risk-Weighted Assets).......    13,894         10.2        5,461         4.0         8,191           6.0
     Tier I Capital
       (to Average Assets).............    13,894          7.5        7,397         4.0         9,246           5.0

AT DECEMBER 31, 1996:
     Total Capital
       (to Risk-Weighted Assets).......    13,719         11.4%       9,664         8.0%       12,079          10.0%
     Tier I Capital
       (to Risk-Weighted Assets).......    12,535         10.4        4,832         4.0         7,248           6.0
     Tier I Capital
       (to Average Assets).............    12,535          7.7        6,495         4.0         8,118           5.0

MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 10 of Notes to Consolidated Financial Statements.

The Company's primary objective is managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the Bank's net interest income and capital, while adjusting the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk. However, a sudden and substantial increase in interest rates may adversely impact the Company's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company does not engage in trading activities.

ASSET - LIABILITY STRUCTURE

As part of its asset and liability management, the Company has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Company's earnings. Management believes that these processes and procedures provide the Company with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest-rate sensitive" and by monitoring an institution's interest-rate sensitivity "gap." An asset or liability is said to be interest-rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as dividing rate-sensitive assets by rate-sensitive liabilities. A gap ratio of 1.0% represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

Since gap analysis does not take into account the probability that potential maturities or repricings of interest rate sensitive assets and liabilities will occur, or the relative magnitude of the repricings, the Company also uses an industry standard computer modeling system to perform "Income Simulation Analysis." Income simulation analysis captures not only the potential of assets and liabilities to mature or reprice but the probability that they will do so. In addition, income simulation analysis attends to the relative sensitivities of balance sheet items and projects their behavior over an extended period of time and permits management to assess the probable effects on balance sheet items of not only changes in market interest rates but also of proposed strategies for responding to such changes.

On a quarterly basis, management of the Company performs an income simulation analysis to determine the projected effect on net interest income of both a 200 basis point increase and a 200 basis point decrease in the level of interest rates. These scenarios assume that the 200 basis point rate changes occur in even monthly increments over twelve months and then hold constant for an additional twelve months. The volatility of net interest income over this twenty-four month period in both an up and down rate scenario is measured by reference to the levels of such income in a flat rate scenario. The Company has established guidelines for the acceptable volatility of net interest income for the twenty-four month period and management institutes appropriate strategies designed to keep the volatility levels within those guidelines.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, the Company's management continues to monitor asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term investments).

The Company has also maintained a relatively large portfolio of liquid assets (cash and assets maturing or repricing in one year or less) in order to reduce its vulnerability to shifts in market rates of interest. At December 31, 1997, 10.5% of the Companys' total assets consisted of cash and short-term U.S. Government securities maturing in one year or less.
Furthermore, as of such date, the Company's liquidity ratio was 37.6%.

The Company also seeks to maintain a large stable core deposit base by providing quality service to its customers without significantly increasing its cost of funds or operating expenses. The success of the Companys' core deposit strategy is demonstrated by the stability and growth of its demand accounts, money-market deposit accounts, savings accounts and NOW accounts, which totaled $99.2 million, representing 58.7% of total deposits at December 31, 1997. Management anticipates that these accounts will increase and in the future comprise a significant portion of its deposit base.

As of December 31, 1997, the Companys' one-year negative interest-rate sensitivity gap in dollars was $69.0 million. Although management believes that the implementation of the foregoing strategies has reduced the potential adverse effects of changes in interest rates on the Companys' results of operations, any substantial and prolonged increase in market rates of interest could have an adverse impact on the Companys' results of operations. As discussed above, on a quarterly basis management performs an income simulation analysis to measure the volatility of the Company's projected net interest income when subjected to 200 basis point interest rate shocks. As a result of this simulation analysis, management believes that its present gap position is appropriate for the current interest rate environment and that a negative gap will continue in the one year time period.

The following table sets forth certain information relating to the Company's interest-earning assets and interest-bearing liabilities at December 31, 1997 that are estimated to mature or are scheduled to reprice within the period shown.


                                                    MORE
                                                    THAN        MORE
                                                    THREE      THAN SIX       MORE
                                                   MONTHS       MONTHS      THAN ONE
                                      THREE         SIX         TO ONE       YEAR TO    MORE THAN
                                     MONTHS        MONTHS        YEAR       FIVE YEARS  FIVE YEARS    TOTAL
                                    ---------      -------      -------     ----------  ----------   -------
                                                                 ($ IN THOUSANDS)
Loans (1),(2):
  Adjustable rate ..............    $  14,753        6,365       11,714       41,082         274      74,188
  Fixed rate ...................          388        1,478          911        3,951      11,477      18,205
  Consumer and other loans .....       16,394          424          892       12,390       2,513      32,613
                                    ---------      -------      -------      -------      ------     -------

     Total loans ...............       31,535        8,267       13,517       57,423      14,264     125,006

Investments (3),(4) ............        8,903           --        3,478       13,261      36,444      62,086
                                    ---------      -------      -------      -------      ------     -------

     Total rate-sensitive assets       40,438        8,267       16,995       70,684      50,708     187,092
                                    ---------      -------      -------      -------      ------     -------

Deposit accounts (5):
  Savings and NOW ..............       45,888           --           --           --          --      45,888
  Money market .................       16,324           --           --           --          --      16,324
  Time deposits ................       27,018       14,739       17,088       11,030          22      69,897
                                    ---------      -------      -------      -------      ------     -------

Total deposit accounts .........       89,230       14,739       17,088       11,030          22     132,109

Other borrowings ...............       12,737           --        7,500           --          --      20,237
                                    ---------      -------      -------      -------      ------     -------

     Total rate-sensitive
         liabilities ...........      101,967       14,739       24,588       11,030          22     152,346
                                    ---------      -------      -------      -------      ------     -------

Gap (repricing differences) ....    $ (61,529)      (6,472)      (7,593)      59,654      50,686      34,746
                                    =========      =======      =======      =======      ======     =======

Cumulative GAP .................    $ (61,529)     (68,001)     (75,594)     (15,940)     34,746
                                    =========      =======      =======      =======      ======

Cumulative GAP/total assets ....       (30.00)%     (33.20)%     (36.90)%      (7.78)%     16.96%
                                    =========      =======      =======      =======      ======

-------------------------

(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their contractual maturities.

(2)      Includes nonaccrual loans and loans held for sale.

(3) Investments are scheduled according to their respective repricing and maturity dates.

(4) Includes federal funds sold and securities purchased under agreement to resell.

(5) NOW, savings and money-market accounts are regarded as ready accessible withdrawable accounts. Time accounts are scheduled according to their respective maturity dates.

The following table reflects the contractual principal repayments by period of the Company's loan portfolio at December 31, 1997.

                                               RESIDENTIAL
YEARS ENDING                       COMMERCIAL   MORTGAGE     CONSUMER
DECEMBER 31,                         LOANS        LOANS        LOANS       TOTAL
---------------------               -------      ------       ------      -------
                                                   (IN THOUSANDS)
1998 ........................       $25,466         820        3,335       29,621
1999 ........................        10,335         580        2,715       13,630
2000 ........................         7,024         642        2,624       10,290
2001-2002 ...................         9,236       1,257        3,238       13,731
2003-2004 ...................        10,092       1,058          908       12,058
2005-2012 ...................        29,896       5,952          357       36,205
Thereafter ..................            99       9,372           --        9,471
                                    -------      ------       ------      -------
   Total ....................       $92,148      19,681       13,177      125,006
                                    =======      ======       ======      =======

Of the $95,385,000 of loans due after 1998, 27% of such loans have fixed rates of interest and 73% have adjustable rates.

The following table displays loan originations by type of loan and principal reductions during the periods indicated:

                                                       YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------
                                        1997         1996        1995        1994        1993
                                      --------     -------     -------     -------     -------
                                                           (IN THOUSANDS)
Originations:
      Commercial loans ...........    $ 12,102      12,543       8,030       6,271       5,600
      Commercial real estate loans      31,329      49,234      18,342       9,950       6,265
      Residential real estate ....       4,197       3,125       2,314       3,497       1,136
      Consumer loans .............      11,692       9,689       8,979       8,948       8,266
                                      --------     -------     -------     -------     -------

         Total loans originated ..      59,320      74,591      37,665      28,666      21,267

Principal reductions .............     (49,094)    (35,180)    (27,070)    (18,281)    (16,797)
                                      --------     -------     -------     -------     -------

         Increase in gross loans .    $ 10,226      39,411      10,595      10,385       4,470
                                      ========     =======     =======     =======     =======

The following table sets forth information concerning the Company's loan portfolio by type of loan at the dates indicated.

                                                                     AT DECEMBER 31,
                   ----------------------------------------------------------------------------------------------------------------
                           1997                    1996                    1995                   1994                  1993
                   -------------------     -------------------     ------------------     ------------------     ------------------
                                 % OF                    % OF                   % OF                   % OF                   % OF
                     AMOUNT      TOTAL       AMOUNT      TOTAL      AMOUNT      TOTAL      AMOUNT      TOTAL      AMOUNT      TOTAL
                   ---------     -----     ---------     -----     --------     -----     --------     -----     --------     -----
                                                                                (DOLLARS IN THOUSANDS)

Commercial ....    $  19,752      15.9%    $  18,169      15.9%    $ 14,531      19.5%    $  9,597      15.0%    $  4,846       9.0%
Commercial
  real estate .       72,396      58.2        63,207      55.4       27,772      37.2       19,721      30.8       12,667      23.6
Residential
  real estate .       18,966      15.3        22,095      19.4       24,949      33.4       27,307      42.6       29,483      54.9
Consumer ......       13,177      10.6        10,594       9.3        7,402       9.9        7,434      11.6        6,678      12.5
                   ---------     -----     ---------     -----     --------     -----     --------     -----     --------     -----
    Total loans      124,291     100.0%      114,065     100.0%      74,654     100.0%      64,059     100.0%      53,674     100.0%
                                 =====                   =====                  =====                  =====                  =====

Less:
  Deferred loan
    fees ......         (172)                   (221)                  (134)                   (90)                   (68)
  Allowance for
    loan losses       (1,564)                 (1,184)                  (830)                  (663)                  (613)
                   ---------               ---------               --------               --------               --------
    Loans, net     $ 122,555               $ 112,660               $ 73,690               $ 63,306               $ 52,993
                   =========               =========               ========               ========               ========

The following table shows the distribution of, and certain other information relating to, deposit accounts by type:

                                        AT DECEMBER 31,
                            ----------------------------------------
                                   1997                  1996
                            ------------------    ------------------
                                         % OF                  % OF
                             AMOUNT    DEPOSIT     AMOUNT    DEPOSIT
                            --------   -------    --------   -------
                                    (DOLLARS IN THOUSANDS)
Demand deposits ........    $ 36,992     21.9%    $ 29,601     19.8%
Savings and NOW deposits      45,888     27.1       33,733     22.6
Money market deposits ..      16,324      9.7       13,976      9.4
Time deposits ..........      69,897     41.3       72,025     48.2
                            --------    -----     --------    -----

Total deposits .........    $169,101    100.0%    $149,335    100.0%
                            ========    =====     ========    =====

Jumbo certificates ($100,000 and over) mature as follows:

                                    AT DECEMBER 31,
                                    ---------------
                                         1997
                                       -------
                                    (IN THOUSANDS)
Due three months or less ..........    $11,141
Due over three months to six months      3,111
Due over six months to one year ...      4,938
Due over one year .................      1,313
                                       -------
                                       $20,503
                                       =======

The scheduled maturities of time deposits are as follows:

                                                AT DECEMBER 31,
                                                ---------------
                                                    1997
                                                   -------
                                                (IN THOUSANDS)
Due in one year or less .......................    $58,845
Due in more than one but less than three years       6,656
Due in more than three but less than five years      4,374
Due in over five years ........................         22
                                                   -------
                                                   $69,897
                                                   =======

The following table sets forth the net deposit flows of the Company during the periods indicated (in thousands):

                                           YEAR ENDED DECEMBER 31,
                                         ---------------------------
                                           1997      1996      1995
                                         -------    ------    ------
Net increase before interest credited    $13,848    35,508     9,075
Net credited ........................      5,918     4,635     3,745
                                         -------    ------    ------

     Net deposit increase ...........    $19,766    40,143    12,820
                                         =======    ======    ======

The following table shows the average amount of and the average rate paid on each of the following interest-bearing deposit account categories during the periods indicated:

                                               1997                  1996               1995
                                        ------------------   ------------------   -----------------
                                        AVERAGE    AVERAGE    AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                        BALANCE     YIELD     BALANCE    YIELD    BALANCE    YIELD
                                        --------   -------   --------   -------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Savings and NOW deposits ...........    $ 40,267    3.09%    $ 28,219    2.88%    $21,501    3.00%
Money market deposits ..............      13,747    2.70       11,716    2.71      10,068    3.02
Time deposits ......................      72,841    5.43       61,226    5.32      50,245    5.31
                                        --------    ----     --------    ----     -------    ----

     Total interest-bearing deposits    $126,855    4.39%    $101,161    4.34%    $81,814    4.42%
                                        ========    ====     ========    ====     =======    ====

               COMPARISON OF YEAR ENDED DECEMBER 31, 1997 AND 1996

GENERAL
Net earnings for the year ended December 31, 1997 were $1,255,000 or $.34 per share compared to net earnings of $314,000 or $.09 per share for the year ended December 31, 1996. This increase in the Company's net earnings was primarily due to an increase in net interest income and noninterest income, partially offset by increases in noninterest expenses and income taxes.

INTEREST INCOME AND EXPENSE
Interest income increased from $10.8 million for the year ended December 31, 1996 to $14.0 million for the year ended December 31, 1997. Interest income on loans increased $2.6 million due an increase in the average loan portfolio balance from $87.0 million for the year ended December 31, 1996 to $116.1 million for the year ended December 31, 1997, partially offset by a decrease in the weighted-average yield earned on the portfolio. Interest on investment securities increased $575,000 due to an increase in the average yield earned from 6.25% in 1996 to 6.44% in 1997, as well as an increase in the average investment securities portfolio to $41.3 million in 1997 from $33.4 million in 1996. Interest on other interest-earning assets decreased $42,000 due to a decrease in average other interest-earning assets from $9.1 million in 1996 to $8.2 million in 1997.

Interest expense increased to $6.0 million for the year ended December 31, 1997 from $4.7 million for the year ended December 31, 1996. Interest expense on deposit accounts increased primarily due to an increase in average interest-bearing deposit balances from $101.2 million during the year ended December 31, 1996 to $126.9 million for the comparable period in 1997. Interest expense on other borrowings increased $187,000 from $270,000 to $457,000 primarily due to an increase in average borrowings from $5.5 million in 1996 to $8.7 million in 1997 as well as an increase in average rates. The average cost of all interest-bearing liabilities increased from 4.37% for the year ended December 31, 1996 to 4.45% for the year ended December 31, 1997.

PROVISION FOR LOAN LOSSES
The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the the Bank's loan portfolio. The provision increased from $401,000 for the year ended December 31, 1996 to $437,000 for the year ended December 31, 1997. Management believes that the allowance for loan losses of $1,564,000 is adequate at December 31, 1997.

NONINTEREST INCOME
Total noninterest income increased $1.0 million to $2.0 million for the year ended December 31, 1997 from $1.0 million reported in 1996, principally from an increase in leasing fees from Liberty Leasing, an increase in service fees on deposits, an increase on gains on sales of securities.

NONINTEREST EXPENSE
Total noninterest expense increased $1.4 million to $7.7 million for the year ended December 31, 1997 from $6.3 million for the year ended December 31, 1996, primarily due to an increase in salaries and employee benefits and occupancy expense relating to additional banking offices opened in 1996 and 1997, as well as additional data processing expenses partially offset by the SAIF special assessment that was recorded in 1996, but not in 1997.

              COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

GENERAL
Net earnings for the year ended December 31, 1996 were $314,000 or $.09 per share compared to $708,000 or $.23 per share for the year ended December 31, 1995. This decrease in the Company's net earnings was primarily due to an increase in noninterest expenses, including the one-time SAIF special assessment, partially offset by an increase in net interest income and noninterest income as well as a decrease in income taxes.

INTEREST INCOME AND EXPENSE
Interest income increased by $2.4 million from $8.4 million for the year ended December 31, 1995 to $10.8 million for the year ended December 31, 1996. Interest income on loans increased $1.9 million due to an increase in the average loan portfolio balance from $65.7 million for the year ended December 31, 1995 to $87.0 million for 1996, partially offset by a decrease in the weighted average yield from 9.6% in 1995 to 9.5% in 1996. Interest on securities increased $244,000 due to an increase in the average securities balance from $29.6 million in 1995 to $33.4 million in 1996, as well as an increase in average yield from 6.2% in 1995 to 6.3% in 1996. Interest on other interest-earning assets increased $207,000 primarily due to an increase from $4.7 million in average other interest-earning assets in 1995 to $9.1 million in 1996, partially offset by a decrease in weighted average yield.

Interest expense increased to $4.7 million for the year ended December 31, 1996 from $3.7 million for the year ended December 31, 1995. Interest expense on deposit accounts and other borrowings increased because of a $22.7 million increase in the average balance, which was only partially offset by a decrease of 8 basis points in the average yield paid on deposits and other borrowings.

PROVISION FOR LOAN LOSSES
The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the Bank's loan portfolio. The provision increased from $240,000 for the year ended December 31, 1995 to $401,000 for the year ended December 31, 1996.

NONINTEREST INCOME
Total noninterest income increased $182,000 for the year ended December 31, 1996 compared to 1995 primarily due to an increase in leasing fees due to the acquisition of Liberty Leasing on September 1, 1996, service fees on deposit accounts and other income.

NONINTEREST EXPENSE
Total noninterest expense increased $2.1 million for the year ended December 31, 1996 compared to 1995, primarily due to an increase in employee compensation and benefits, occupancy and equipment expenses and the SAIF special assessment. The increase in compensation and occupancy expense was related to new banking offices opened in 1996.

                     IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

                         FUTURE ACCOUNTING REQUIREMENTS

Financial Accounting Standards 130 - Reporting Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

                    RESPONSIBILITIES FOR FINANCIAL REPORTING




To Our Stockholders:

     Gulf West Banks, Inc. has prepared and is responsible for the following consolidated financial statements. The financial statements were prepared in conformity with generally accepted accounting principles in the United States. Other financial information in this Annual Report is consistent with the financial statements.

     Management maintains a system of internal control designed to provide reasonable, but not absolute, assurance that we are meeting our responsibility for the integrity and objectivity of the financial statements. This control system includes:

     - subsidiary reporting, including budget analysis, that provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements would be detected promptly

     -    a corporate code of professional ethics monitored regularly

     -    an internal audit function

     -    continuing review and evaluation of the control environment

     The audit report of Hacker, Johnson, Cohen & Grieb PA, independent public accountants, follows the consolidated financial statements.

     The Board of Directors pursues its oversight role for these financial statements through its Audit Committee, composed solely of directors who are neither officers nor employees of Gulf West Banks, Inc. The Audit Committee meets periodically with the independent public accountants and internal auditors, with and without the presence of management, to review their activities and to discuss internal accounting control, auditing and financial reporting matters.



/s/ Gordon W. Campbell

Gordon W. Campbell
Chairman and President


/s/ Barry K. Miller

Barry K. Miller
Secretary/Treasurer

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               DECEMBER 31,
                                                                           -------------------
                                                                             1997       1996
                                                                           --------    -------
    ASSETS

Cash and due from banks ...............................................    $  9,046      8,631
Federal funds sold and securities purchased under agreements to resell        8,903      3,356
                                                                           --------    -------

               Total cash and cash equivalents ........................      17,949     11,987

Securities available for sale .........................................      53,183     40,231
Loans receivable, net of allowance for loan losses of $1,564 and $1,184     122,555    112,660
Loans held for sale, at cost which approximates market ................         715        319
Premises and equipment, net ...........................................       7,043      6,515
Accrued interest receivable ...........................................       1,119        906
Deferred tax asset ....................................................         328        215
Other assets ..........................................................       1,956      1,981
                                                                           --------    -------

               Total ..................................................    $204,848    174,814
                                                                           ========    =======


          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
      Demand deposits .................................................      36,992     29,601
      Savings, NOW deposits and money-market deposits .................      62,212     47,709
      Time deposits ...................................................      69,897     72,025
                                                                           --------    -------

               Total deposits .........................................     169,101    149,335

      Other borrowings ................................................      20,237     12,047
      Other liabilities ...............................................         969        332
                                                                           --------    -------

               Total liabilities ......................................     190,307    161,714
                                                                           --------    -------

Commitments and Contingency (Notes 5 and 10)

Stockholders' equity:
      Class A preferred stock, $5 par value, authorized
          1,000,000 shares, none issued or outstanding ................          --         --
      Common stock, $1 par value; 10,000,000 shares
          authorized, 3,342,676 and 3,326,030 issued and outstanding ..       3,343      3,326
      Additional paid-in capital ......................................       9,308      9,254
      Retained earnings ...............................................       1,705        450
      Unrealized gain on securities available for sale,
          net of tax of $112 and $42 ..................................         185         70
                                                                           --------    -------

               Total stockholders' equity .............................      14,541     13,100
                                                                           --------    -------

               Total ..................................................    $204,848    174,814
                                                                           ========    =======



See accompanying Notes to Consolidated Financial Statements.

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                 1997       1996       1995
                                                               -------    -------     -----
Interest income:
     Loans receivable .....................................    $10,934      8,272     6,326
     Securities available for sale ........................      2,661      2,086     1,842
     Other interest-earning assets ........................        444        486       279
                                                               -------    -------     -----

          Total interest income ...........................     14,039     10,844     8,447
                                                               -------    -------     -----

Interest expense:
     Deposits .............................................      5,569      4,389     3,618
     Other borrowings .....................................        457        270       118
                                                               -------    -------     -----

          Total interest expense ..........................      6,026      4,659     3,736
                                                               -------    -------     -----

Net interest income .......................................      8,013      6,185     4,711

          Provision for loan losses .......................        437        401       240
                                                               -------    -------     -----

Net interest income after provision for loan losses .......      7,576      5,784     4,471
                                                               -------    -------     -----

Noninterest income:
     Service fees on deposit accounts .....................        816        566       446
     Loan servicing fees, net .............................         25         44        61
     Gain (loss) from sale of securities available for sale        237        (10)       97
     Income from mortgage banking activity ................         56         39        71
     Leasing fees and commissions .........................        508        131        --
     Other income .........................................        345        261       174
                                                               -------    -------     -----

          Total noninterest income ........................      1,987      1,031       849
                                                               -------    -------     -----

Noninterest expenses:
     Salaries and employee benefits .......................      4,273      3,230     2,305
     Occupancy expense ....................................      1,502        968       664
     Data processing ......................................        409        224       159
     Federal deposit insurance premium ....................         93        181       208
     Advertising ..........................................        205        186       124
     Stationary, printing and supplies ....................        216        195       104
     Telephone and postage ................................        215        174       127
     SAIF special assessment ..............................         --        470        --
     General insurance ....................................        107         95        96
     Other expense ........................................        634        601       394
                                                               -------    -------     -----

          Total noninterest expenses ......................      7,654      6,324     4,181
                                                               -------    -------     -----

Earnings before income taxes ..............................      1,909        491     1,139

          Income taxes ....................................        654        177       431
                                                               -------    -------     -----

Net earnings ..............................................    $ 1,255        314       708
                                                               =======    =======     =====

Earnings per share:
     Basic ................................................    $   .34        .09       .23
                                                               =======    =======     =====

     Diluted ..............................................    $   .33        .08       .22
                                                               =======    =======     =====

See accompanying Notes to Consolidated Financial Statements.

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          UNREALIZED
                                                                                             GAIN
                                               COMMON STOCK                               (LOSS) ON
                                          ---------------------    ADDITIONAL             SECURITIES     TOTAL
                                          NUMBER OF                 PAID-IN    RETAINED    AVAILABLE STOCKHOLDERS'
                                            SHARES       AMOUNT     CAPITAL    EARNINGS    FOR SALE     EQUITY
                                          ---------      ------    ----------  --------   ---------- -------------
Balance at December 31, 1994 .......      2,344,572      $2,345      5,812         343       (573)        7,927

Shares issued under employee stock
       purchase plan ...............          4,748           5         11          --         --            16

Shares sold ........................        772,351         772      2,639          --         --         3,411

Decrease in unrealized loss on
       securities available for sale             --          --         --          --        577           577

Cash dividends of $.03 per share ...             --          --         --        (125)        --          (125)

Net earnings .......................             --          --         --         708         --           708
                                          ---------      ------      -----      ------       ----       -------

Balance at December 31, 1995 .......      3,121,671       3,122      8,462         926          4        12,514

Shares issued under employee stock
       purchase plan ...............          7,270           7         19          --         --            26

Shares issued in exchange for
       Liberty Leasing Corporation .         30,000          30        120          --         --           150

Shares issued under stock option
       plan ........................          9,000           9         21          --         --            30

Stock dividend .....................        158,089         158        632        (790)        --            --

Increase in unrealized gain on
       securities available for sale             --          --         --          --         66            66

Net earnings .......................             --          --         --         314         --           314
                                          ---------      ------      -----      ------       ----       -------

Balance at December 31, 1996 .......      3,326,030       3,326      9,254         450         70        13,100

Shares issued under employee stock
       purchase plan ...............          7,691           8         31          --         --            39

Shares issued under stock option
       plan ........................          5,595           6         13          --         --            19

Shares issued to directors as
       compensation ................          3,360           3         10          --         --            13

Increase in unrealized gain on
       securities available for sale             --          --         --          --        115           115

Net earnings .......................             --          --         --       1,255         --         1,255
                                          ---------      ------      -----      ------       ----       -------

Balance at December 31, 1997 .......      3,342,676      $3,343      9,308       1,705        185        14,541
                                          =========      ======      =====      ======       ====       =======



See accompanying Notes to Consolidated Financial Statements.

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           ------------------------------------
                                                                             1997           1996          1995
                                                                           --------       -------       -------
Cash flows from operating activities:
     Net earnings ...................................................      $  1,255           314           708
     Adjustments to reconcile net earnings to net cash provided by operating activities:
         Depreciation ...............................................           778           463           333
         Decrease (increase) in other assets ........................            25          (139)         (309)
         Provision for loan losses ..................................           437           401           240
         Deferred income tax (credit) provision .....................          (183)         (119)          114
         Income from mortgage banking activity ......................           (56)          (39)          (71)
         Increase (decrease) in other liabilities ...................           637           (99)          251
         Increase in accrued interest receivable ....................          (213)         (109)         (195)
         Net amortization of fees, premiums and discounts ...........            (9)          (61)          (69)
         Write-down on foreclosed real estate .......................            --           106            --
         (Gain) loss on securities available for sale ...............          (237)           10           (97)
         (Gain) loss on other real estate ...........................           (23)           17             1
         (Gain) loss on disposal of premises and equipment ..........            --            (1)            3
         Proceeds from sales of loans held for sale .................         6,429         5,225         5,421
         Originations of loans held for sale ........................        (6,768)       (5,247)       (5,184)
                                                                           --------       -------       -------

             Net cash flow provided by operating activities .........         2,072           722         1,146
                                                                           --------       -------       -------

Cash flows from investing activities:
     Purchase of securities available for sale ......................       (37,420)      (27,384)      (23,155)
     Proceeds from sale and maturity of securities available for sale        21,932        16,378        12,336
     Principal repayments on securities available for sale ..........         2,914         4,421         2,322
     Proceeds from sale of foreclosed real estate ...................            74           272            82
     Additions to foreclosed real estate ............................            --            (3)           (8)
     Purchase of premises and equipment .............................        (1,309)       (2,807)       (1,286)
     Proceeds from sale of premises and equipment ...................             3            51             1
     Net increase in loans ..........................................       (10,331)      (39,265)      (11,385)
                                                                           --------       -------       -------

             Net cash used in investing activities ..................       (24,137)      (48,337)      (21,093)
                                                                           --------       -------       -------

Cash flows from financing activities:
     Net (decrease) increase in time deposits .......................        (2,128)       20,223         1,921
     Net increase in demand, savings, NOW and
         money-market deposit accounts ..............................        21,894        19,920        10,899
     Net increase of other borrowings ...............................         8,190         8,248         3,799
     Issuance of common stock .......................................            71            56         3,427
     Dividends paid .................................................            --            --          (125)
                                                                           --------       -------       -------

             Net cash provided by financing activities ..............        28,027        48,447        19,921
                                                                           --------       -------       -------

             Net increase (decrease) in cash and cash equivalents ...         5,962           832           (26)

Cash and cash equivalents at beginning of year ......................        11,987        11,155        11,181
                                                                           --------       -------       -------

Cash and cash equivalents at end of year ............................      $ 17,949        11,987        11,155
                                                                           ========       =======       =======

Supplemental disclosure of cash flow information:
    Cash paid during the year for:
         Interest ...................................................      $  5,918         4,635         3,745
                                                                           ========       =======       =======

         Income taxes ...............................................      $    623           427           274
                                                                           ========       =======       =======

     Noncash transactions:
         Reclassification of loans to foreclosed real estate ........      $    179            --           613
                                                                           ========       =======       =======

         Reclassification of foreclosed real estate to loans ........      $    128           106            --
                                                                           ========       =======       =======

         Reclassification of securities to available for sale .......      $     --            --        10,139
                                                                           ========       =======       =======

         Issuance of common stock for acquisition of Liberty Leasing       $     --           150            --
                                                                           ========       =======       =======



See accompanying Notes to Consolidated Financial Statements.

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 31, 1997 AND 1996 AND FOR EACH OF THE YEARS
                IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1997


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    GENERAL. Gulf West Banks, Inc. (the "Holding Company") is a one-bank holding company and owns 100% of the outstanding stock of Mercantile Bank (the "Bank"). The Bank is a State (Florida) chartered commercial bank. The Bank, through nine banking offices, provides a wide range of banking services to individuals and businesses located primarily in Pinellas and Hillsborough Counties, Florida. During 1996, the Holding Company acquired all the outstanding common shares of Liberty Leasing Corporation ("Liberty") in exchange of 30,000 shares of the Holding Company's common stock. Liberty is an equipment leasing company that arranges financing for a variety of equipment for all types of businesses and is headquartered in Tampa. The acquisition has been accounted for using the purchase method of accounting. Liberty had nominal assets and liabilities and goodwill of $157,000 resulted. The goodwill is being amortized over ten years and is included in other assets. The Holding Company's only business activities are the operations of the Bank and Liberty. An inactive subsidiary of the Bank, Portfolio Recoveries Inc., was dissolved in 1995. Collectively the entities are referred to as the "Company".

    ACQUISITION. On January 16, 1998, the Company acquired Citizens National
       Bank and Trust Company, Port Richey, Florida ("Citizens"). The acquisition was accomplished through the merger of Citizens with and into Mercantile. In consideration of the merger, the Company issued 1.95 million shares of its common stock to the shareholders of Citizens. At December 31, 1997, Citizens had total assets of $75.5 million, total loans of $30.7 million and total deposits of $66.4 million. Citizens operated one banking office in Pasco County, Florida. The Company will account for this transaction using the purchase method of accounting.

    BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practice within the banking industry.

    ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SECURITIES. The Bank may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

    LOANS HELD FOR SALE. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
    LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

       Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

       The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

    FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations are included in the statements of earnings.

    PREMISES AND EQUIPMENT. Premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is provided on the straight-line basis over the estimated useful life of the related asset.

    ADVERTISING.  The Company expenses all media advertising as incurred.

    INCOME TAXES. Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    STOCK-BASED COMPENSATION. Statement of Financial Accounting Standards No.
       123, "Accounting for Stock-Based Compensation" ("Statement 123") establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). The Company has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options. Statement 123 requires the disclosure of proforma net earnings and earnings per share determined as if the Company accounted for its employee stock options under the fair value method of that Statement.

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
    EARNINGS PER SHARE. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations. Options to purchase 42,000 shares of common stock at $5.50 a share in 1997 and 47,500 shares at $4.50 in 1995 were not included in the computation of diluted EPS because the options exercise price was not less than the average market price of the common shares. These options expire on August 21, 2007 and August 17, 2005, respectively ($ in thousands, except per share amounts).

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                              ------------------------------------------------------------------------------------------------------
                                            1997                               1996                                1995
                              -------------------------------    --------------------------------    -------------------------------
                                          WEIGHTED-PER                         WEIGHTED-    PER                  WEIGHTED-     PER
                                            AVERAGE     SHARE                  AVERAGE     SHARE                  AVERAGE     SHARE
                              EARNINGS      SHARES     AMOUNT    EARNINGS       SHARES     AMOUNT    EARNINGS     SHARES      AMOUNT
                              --------    ------------ ------    --------     ----------   ------    --------   -----------  -------
     Basic EPS:
         Net earnings
          available to
          common
          stockholders         $1,255     3,670,326    $ .34       314        3,628,246    $ .09       708        3,113,292    $ .23
                                                       =====                               =====                               =====
     Effect of dilutive
       securities-
         Incremental shares
          from assumed
          exercise of
          options                            85,909                              70,599                             49,544
                                          ---------                           ---------                          ---------

     Diluted EPS:
         Net earnings
          available to
          common
          stockholders
          and assumed
          conversions          $1,255     3,756,235    $ .33       314        3,698,845    $ .08       708       3,162,836     $ .22
                               ======     =========    =====       ===        =========    =====       ===       =========     =====

     OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

         CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.
         SECURITIES AVAILABLE FOR SALE. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         SHORT-TERM BORROWINGS. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

         ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

         OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     RECLASSIFICATIONS. Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.

     FUTURE ACCOUNTING REQUIREMENTS. Financial Accounting Standards 130 -
         Reporting Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

         Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

(2)  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
     The Bank enters into purchases of securities under agreements to resell substantially identical securities. At December 31, 1997 and 1996, these agreements matured daily. The agreements were with a major bank. Securities purchased under agreements to resell averaged approximately $6,061,000 and $3,320,000 during 1997 and 1996, and the maximum amounts outstanding at any month-end during 1997 and 1996 was $10,522,000 and $3,206,000, respectively. There were no such agreements during 1995.

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(3) SECURITIES AVAILABLE FOR SALE
     Debtsecurities have been classified according to management's intent. The carrying amounts and approximate fair values are as follows (in thousands):

                                                       GROSS       GROSS
                                        AMORTIZED   UNREALIZED   UNREALIZED       FAIR
                                          COST         GAINS       LOSSES         VALUE
                                        ---------   ----------   ----------      ------
SECURITIES AVAILABLE FOR SALE:
   DECEMBER 31, 1997:
       U.S. agency obligations ..        $ 1,000          4            --         1,004
       U.S. Treasury securities .         11,454        140            19        11,575
       Mortgage-backed securities         40,432        190            18        40,604
                                         -------        ---        ------        ------

                                         $52,886        334            37        53,183
                                         =======        ===        ======        ======

   DECEMBER 31, 1996:
       U.S. agency obligations ..          1,000          8            --         1,008
       Municipal obligations ....            700         --             1           699
       U.S. Treasury securities .         15,970         --             3        15,967
       Mortgage-backed securities         22,449        108            --        22,557
                                         -------        ---        ------        ------

                                         $40,119        116             4        40,231
                                         =======        ===        ======        ======

    During the quarter ended December 31, 1995, the Company adopted the provisions of SFAS No. 115 Questions and Answers Guide ("SFAS No. 115 Q&A") which allowed a one-time reclassification of securities between held to maturity and available for sale between November 15, 1995 and December 31, 1995. The Company reclassified $10,139,000 of securities from held to maturity to available for sale. Such reclassification resulted in a credit of $23,389 to shareholders' equity.

    The scheduled maturities of securities available for sale at December 31, 1997 were as follows (in thousands).

                                             AT DECEMBER 31, 1997
                                            -----------------------
                                            AMORTIZED        FAIR
                                               COST          VALUE
                                            ---------       -------
Due in one year or less .............        $10,577        10,637
Due after one year through five years         26,970        27,118
Due in five years to ten years ......          3,196         3,214
Due after ten years .................         12,143        12,214
                                             -------        ------

                                             $52,886        53,183
                                             =======        ======


    For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(3) SECURITIES AVAILABLE FOR SALE, CONTINUED
    Securities sales transactions are summarized as follows (in thousands):

                                  YEAR ENDED DECEMBER 31,
                           -----------------------------------
                             1997          1996           1995
                           -------        ------         -----
Proceeds from sales        $19,582         9,478         9,312
                           =======        ======         =====

Gross gains .......            237            --            97
Gross loss ........             --            10            --
                           -------        ------         -----

Net gain (loss) ...        $   237           (10)           97
                           =======        ======         =====

    The Company had pledged securities with book values in the amount of approximately $3,622,000 and $2,951,000 at December 31, 1997 and 1996,
       respectively to secure public deposits. Also, securities in the amount of $498,000 and $197,000 at December 31, 1997 and 1996, respectively have been pledged to secure treasury tax deposits.

(4) LOANS
    The components of loans was as follows (in thousands):

                                                             AT DECEMBER 31,
                                                         1997             1996
                                                      ---------         --------
Commercial ...................................        $  19,752           18,169
Commercial real estate .......................           72,396           63,207
Residential real estate ......................           18,966           22,095
Consumer .....................................           13,177           10,594
                                                      ---------         --------

   Subtotal ..................................          124,291          114,065

Net deferred loan fees, premiums and discounts             (172)            (221)
Allowance for loan losses ....................           (1,564)          (1,184)
                                                      ---------         --------

                                                      $ 122,555          112,660
                                                      =========         ========

    An analysis of the change in the allowance for loan losses follows (in thousands):

                                       YEAR ENDED DECEMBER 31,
                                 -----------------------------------
                                   1997           1996          1995
                                 -------         ------         ----
Balance at January 1 ....        $ 1,184            830          663
                                 -------         ------         ----

Loans charged off .......            (96)           (54)         (98)
Recoveries ..............             39              7           25
                                 -------         ------         ----

   Net loans charged off             (57)           (47)         (73)

Provision for loan losses            437            401          240
                                 -------         ------         ----

Balance at December 31 ..        $ 1,564          1,184          830
                                 =======         ======         ====

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(4) LOANS, CONTINUED
    Impaired loans were as follows (in thousands):

                                                    1997       1996       1995
                                                    ----       ----       ----
Balance at end of year .....................        $489        494        507
Average balance during year ................         492        501        563
Total related allowance for losses .........         100        100        100
Interest income recognized on impaired loans          38         52         50
                                                    ====        ===        ===

    CREDIT RISK AND CREDIT LOSSES. A credit risk concentration results when the Company has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

    Most of the Company's business activity is with customers located within Pinellas and Hillsborough Counties, Florida. The loan portfolio is diversified among individuals and types of industries. Loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The amount of collateral obtained upon extension of credit is based on the Company's credit evaluation of the customer. Collateral primarily includes accounts receivable, inventory, property and equipment, income-producing commercial properties and residential homes.

    LOANS TO RELATED PARTIES. The aggregate amount of loans owed to the Company by its executive and senior officers, directors, and their related entities at December 31, 1997 and 1996 was approximately $1,105,000 and $697,000, respectively. The loans outstanding as of December 31, 1997 were made up of $856,000 of mortgage loans and $249,000 of various other types of loans. These loans have been made on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.

(5) PREMISES AND EQUIPMENT
    A summary of premises and equipment follows (in thousands):

                                               AT DECEMBER 31,
                                           ----------------------
                                             1997           1996
                                           -------         ------
Land ..............................        $ 1,800          1,413
Building and leasehold improvements          4,125          3,925
Furniture, fixtures and equipment .          3,692          3,108
                                           -------         ------

    Total, at cost ................          9,617          8,446

Less accumulated depreciation .....         (2,574)        (1,931)
                                           -------         ------

                                           $ 7,043          6,515
                                           =======         ======

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(5) PREMISES AND EQUIPMENT, CONTINUED
     The Company leases facilities and certain equipment under operating leases with noncancellable terms. Rent expense amounted to approximately $388,000, $248,000 and $158,000 for the years ended December 31, 1997,
         1996 and 1995, respectively. A summary of the operating lease commitments at December 31, 1997 follows (in thousands):

 YEAR ENDING
 DECEMBER 31,                                                              AMOUNT
 ------------                                                             --------
     1998..............................................................    $   331
     1999..............................................................        268
     2000..............................................................        273
     2001..............................................................        225
     2002..............................................................        195
     Thereafter........................................................      1,397
                                                                           -------

                                                                           $ 2,689
                                                                           =======

(6) LOAN SERVICING
     Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans are summarized as follows (in thousands):

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                                1997          1996
                                                              -------        ------
Loan portfolios serviced for:
        FNMA .........................................        $15,210        17,161
        FHLMC ........................................          3,765         4,682
        Other investors ..............................          3,633         7,685
                                                              -------        ------

                                                              $22,608        29,528
                                                              =======        ======

    Custodial escrow balances maintained in connection
        with loan servicing ..........................        $   388            80
                                                              =======        ======

(7) DEPOSITS
     The aggregate amount of certificates of deposit with a minimum denomination of $100,000, was approximately $20,503,000 and $22,680,000 at December 31, 1997 and 1996, respectively.

     A schedule of maturities for certificate accounts follows (in thousands):

                                                            AT DECEMBER 31,
 YEAR ENDING                                                ---------------
 DECEMBER 31,                                                     1997
 ------------                                                     ----
    1998...................................................    $ 58,845
    1999...................................................       5,195
    2000...................................................       1,461
    2001...................................................       2,166
    2002 and thereafter....................................       2,230
                                                               --------
                                                               $ 69,897
                                                               ========

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(8) OTHER BORROWINGS
     Securities sold under reverse repurchase agreements were delivered to the broker-dealers who arranged the transactions. Securities collateralizing customer reverse repurchase agreements are held in safekeeping by a third party. The agreements at December 31, 1997 mature within three months. Information concerning securities sold under agreements to repurchase is summarized as follows ($ in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                   ----------------------------------
                                                   1997           1996           1995
                                                   ----           ----           ----
Average balance during the year .........        $ 8,646          5,447         2,019
Average interest rate during the year ...           5.25%          4.88%         5.72%
Maximum month-end balance during the year        $18,237         12,547         5,545

     The average rate was determined by dividing the total interest paid by the average outstanding borrowings.

     Securities underlying the agreements are as follows (in thousands):

                                AT DECEMBER 31,
                                ---------------
                                     1997
                                     ----
Carrying value ..............      $23,459
                                   =======

Estimated fair value ........      $23,535
                                   =======

     At December 31, 1997, the Company had five variable-rate lines of credit from other financial institutions, totaling $12,500,000. At December 31, 1997, borrowings against these lines totaled $2,000,000.

(9) INCOME TAXES
     The consolidated provision for income taxes consisted of the following (in thousands):

                                      YEAR ENDED DECEMBER 31,
                                  ------------------------------
                                   1997         1996        1995
                                  -----         ----        ----
Current:
    Federal ..............        $ 751          278         263
    State ................           86           18          54
                                  -----         ----         ---

        Total current ....          837          296         317
                                  -----         ----         ---

Deferred:
    Federal ..............         (156)        (102)         97
    State ................          (27)         (17)         17
                                  -----         ----         ---

        Total deferred ...         (183)        (119)        114
                                  -----         ----         ---

        Total income taxes        $ 654          177         431
                                  =====         ====         ===

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(9) INCOME TAXES, CONTINUED
    The provision for income taxes is different from that computed by applying the federal statutory rate of 34% as indicated in the following analysis (dollars in thousands):

                                                                         YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------------------------------
                                                        1997                      1996                         1995
                                                --------------------       ---------------------       ---------------------
                                                              % OF                        % OF                        % OF
                                                             PRETAX                      PRETAX                      PRETAX
                                                AMOUNT      EARNINGS       AMOUNT       EARNINGS       AMOUNT       EARNINGS
                                                ------      --------       ------       --------       ------       --------
Tax provision at statutory rate ........        $ 649         34.0%         $ 167         34.0%         $ 387         34.0%
Increase (reduction) in taxes
   resulting from:
      State taxes, net of federal income
         tax benefit ...................           39          2.1             18          3.7             47          4.1
      Tax-exempt income ................          (30)        (1.6)           (17)        (3.5)            --           --
      Other, net .......................           (4)         (.2)             9          1.8             (3)         (.2)
                                                -----         ----          -----         ----          -----         ----

      Income tax provision .............        $ 654         34.3%         $ 177         36.0%         $ 431         37.9%
                                                =====         ====          =====         ====          =====         ====

    The tax effects of each type of item that gives rise to deferred taxes are (in thousands):

                                                                AT DECEMBER 31,
                                                               ----------------
                                                               1997        1996
                                                               ----        ----
Deferred tax assets:
   Allowance for loan losses ..........................        $489        346
   Interest income from loans on nonaccrual status ....           2          2
   Deferred compensation ..............................         101         66
                                                               ----        ---

         Total gross deferred tax assets ..............         592        414
                                                               ----        ---

Deferred tax liabilities:
   Net unrealized gain on securities available for sale         112         42
   Accumulated depreciation ...........................         143        129
   Excess servicing ...................................          --          2
   Prepaid expenses ...................................           9         26
                                                               ----        ---

         Total gross deferred tax liabilities .........         264        199
                                                               ----        ---

         Net deferred tax asset .......................        $328        215
                                                               ====        ===

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(10) FINANCIAL INSTRUMENTS
    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Standby letters of credit and conditional commitments are issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that included in extending loans to customers.

    The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                           AT DECEMBER 31, 1997          AT DECEMBER 31, 1996
                                          ----------------------         ---------------------
                                          CARRYING          FAIR         CARRYING         FAIR
                                           AMOUNT          VALUE          AMOUNT         VALUE
                                           ------          -----          ------         -----
Financial assets:
     Cash and cash equivalents ...        $ 17,949         17,949         11,987         11,987

     Securities available for sale          53,183         53,183         40,231         40,231

     Loans receivable ............         122,555        122,579        112,660        112,868

     Accrued interest receivable .           1,119          1,119            906            906

Financial liabilities:

     Deposit liabilities .........         169,101        169,335        149,335        149,433

     Short-term borrowings .......          20,237         20,237         12,047         12,047

    A summary of the notional amounts of the Company's financial instruments, which approximate fair value, with off-balance-sheet risk at December 31, 1997, follows (in thousands):

Unfunded loan commitments at variable rates        $ 6,349

Available lines of credit .................        $13,495

Standby letters of credit .................        $   372

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(11) STOCK OPTION PLAN
    Certain key employees and directors of the Company have options to purchase shares of the Company's common stock under its stock option plan. Under the plan, the total number of shares which may be issued shall not exceed 12% (currently 441,233 shares) of the Company's total outstanding shares. At December 31, 1997, 13,368 remain available for grant. All per share amounts reflect the 10% stock dividend declared January 15, 1998. A summary of stock options transactions follows ($ in thousands, except per share amounts):

                                                            RANGE
                                                            OF PER      WEIGHTED
                                                            SHARE       AVERAGE     AGGREGATE
                                         NUMBER OF          OPTION     PER SHARE     OPTION
                                          SHARES            PRICE        PRICE       PRICE
                                         --------        -----------   ---------    ---------
Outstanding at December 31, 1994         320,513         $ 2.65-3.46      2.83          908
Options granted ................          59,194                3.89      3.90          230
Options forfeited ..............          (7,579)          2.85-3.89      3.45          (26)
                                         -------         -----------                -------

Outstanding at December 31, 1995         372,128           2.65-3.89      2.99        1,112

Options granted ................          11,550                3.89      3.89           45
Options exercised ..............         (10,106)          2.65-3.45      2.94          (30)
Options forfeited ..............          (8,303)          2.77-3.89      3.71          (29)
                                                         -----------      ----      -------

Outstanding at December 31, 1996         365,269           2.65-3.89      3.01        1,098

Options granted ................          73,082           4.66-5.00      4.87          356
Options exercised ..............          (6,155)          2.65-3.46      3.03          (19)
Options forfeited ..............          (4,331)               2.95      2.95          (13)
                                                         -----------                -------

Outstanding at December 31, 1997         427,865         $ 2.65-5.00      3.32      $ 1,422
                                         =======         ===========      ====      =======

    The weighted-average remaining contractual life of the outstanding stock options at December 31, 1997, 1996 and 1995 was sixty-eight months, sixty-nine months and seventy-nine months, respectively.

    These options are exercisable as follows:

                                         NUMBER    WEIGHTED AVERAGE
 YEAR ENDING                            OF SHARES   EXERCISE PRICE
 -----------                            ---------   --------------
    1998..............................   391,102       $3.23
    1999..............................    20,438        4.15
    2000..............................     9,604        4.43
    2001..............................     6,721        4.61
                                         -------       -----

                                         427,865       $3.32
                                         =======       =====

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(11) STOCK OPTION PLAN, CONTINUED
    In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. The following information pertains to the fair value of the options granted to purchase common stock in 1997, 1996 and 1995 (in thousands, except per share amounts):

                                                             YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1997         1996       1995
                                                           ----         ----       ----
Weighted-average grant-date fair value of options
      issued during the year ....................        $     40         24        102
                                                         ========        ===        ===

Proforma net earnings ...........................        $  1,215        280        708
                                                         ========        ===        ===

Proforma basic earnings per share ...............        $    .33        .07        .23
                                                         ========        ===        ===

(12)  STOCK DIVIDEND
    The Board of Directors declared a 10% and a 5% stock dividend on January 15, 1998 and during 1996, respectively. All per share amounts have been presented to reflect these stock dividends.

(13) REGULATORY MATTERS
    The Bank is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1997, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(13) REGULATORY MATTERS, CONTINUED
     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                     TO BE WELL
                                                                                  CAPITALIZED UNDER
                                                               FOR CAPITAL        PROMPT CORRECTIVE
                                         ACTUAL            ADEQUACY PURPOSES:     ACTION PROVISIONS:
                                 -------------------      -------------------     ------------------
                                  AMOUNT       RATIO       AMOUNT       RATIO      AMOUNT      RATIO
                                 -------       -----      -------       -----     -------      -----
AS OF DECEMBER 31, 1997:
    Total capital (to Risk
    Weighted Assets) ......      $15,458       11.3%      $10,922       8.00%     $13,652      10.00%
    Tier I Capital (to Risk
    Weighted Assets) ......       13,894       10.2         5,461       4.00        8,191       6.00
    Tier I Capital
    (to Average Assets) ...       13,894        7.5         7,397       4.00        9,246       5.00

AS OF DECEMBER 31, 1996:
    Total capital (to Risk
    Weighted Assets) ......      $13,719      11.36%      $ 9,664       8.00%     $12,079      10.00%
    Tier I Capital (to Risk
    Weighted Assets) ......       12,535      10.38         4,832       4.00        7,248       6.00
    Tier I Capital
    (to Average Assets) ...       12,535       7.72         6,495       4.00        8,118       5.00

(14) PROFIT SHARING PLAN
     The Company sponsors a Section 401(k) profit sharing plan. The profit sharing plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Company's contributions to the profit sharing plan are comprised of two components: a guaranteed match and a discretionary match. Expense relating to the Company's contributions to the profit sharing plan included in the accompanying consolidated financial statements was $63,000, $49,000 and $26,000 for the years ended December 31, 1997,
         1996 and 1995, respectively.

(15) DEFERRED COMPENSATION PLANS
     The Company has deferred compensation agreements with certain officers. The terms of the agreements provide for the payments of specified benefits to these participants upon severance or retirement or their beneficiaries in the event of death of the participant while employed by the Company or while receiving benefits. The Company is accruing the present value of the future benefits over the terms of the agreements. The expense of the deferred compensation plans was approximately $96,000, $76,000 and $66,000 for the years ended December 31, 1997,
         1996 and 1995, respectively.

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(16)  PARENT COMPANY ONLY FINANCIAL STATEMENTS
     Condensed financial statements of the Holding Company are presented below.
         The Holding Company commenced business in January 1995.

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                 AT DECEMBER 31,
                                               -------------------
                                                 1997        1996
                                               -------      ------
ASSETS

Cash and cash equivalents with subsidiary      $   152         276
Investment in wholly-owned subsidiaries .       14,138      12,655
Other assets ............................          251         169
                                               -------      ------

    Total ...............................      $14,541      13,100
                                               =======      ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' equity ....................       14,541      13,100
                                               -------      ------

    Total ...............................      $14,541      13,100
                                               =======      ======


                        CONDENSED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                                          FOR THE
                                                 YEAR ENDED DECEMBER 31,
                                              -----------------------------
                                                1997        1996       1995
                                              -------       ----       ----
Revenues ...............................      $    --         --          3
Expenses ...............................           38         25         14
                                              -------       ----       ----

    Loss before earnings of subsidiaries          (38)       (25)       (11)

    Earnings of subsidiaries ...........        1,293        339        719
                                              -------       ----       ----

    Net earnings .......................      $ 1,255        314        708
                                              =======       ====       ====

                                                                     (continued)

                     GULF WEST BANKS, INC. AND SUBSIDIARIES

(16)  PARENT COMPANY ONLY FINANCIAL STATEMENTS, CONTINUED


                        CONDENSED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                FOR THE
                                                                         YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------
                                                                     1997         1996         1995
                                                                   -------       ------       ------
Cash flows from operating activities:
    Net earnings ............................................      $ 1,255          314          708
    Adjustments to reconcile net earnings to net cash used in
      operating activities:
        Equity in undistributed earnings of subsidiaries ....       (1,293)        (339)        (719)
        Net (increase) decrease in other assets .............          (82)          12            5
        Decrease in other liabilities .......................           --           --          (31)
                                                                   -------       ------       ------

            Net cash used in operating activities ...........         (120)         (13)         (37)
                                                                   -------       ------       ------

Cash flows from investing activities:
    Investment in subsidiaries ..............................          (75)      (3,082)          --
    Dividends received from subsidiary ......................           --           --           50
                                                                   -------       ------       ------

            Net cash (used in) investing activities .........          (75)      (3,082)          50
                                                                   -------       ------       ------

Cash flows from financing activities:
    Net proceeds from issuance of common stock ..............           71           56        3,427
    Cash dividends ..........................................           --           --         (125)
                                                                   -------       ------       ------

            Net cash provided by financing activities .......           71           56        3,302
                                                                   -------       ------       ------

Net (decrease) increase in cash and cash equivalents ........         (124)      (3,039)       3,315

Cash and cash equivalents at beginning of the year ..........          276        3,315           --
                                                                   -------       ------       ------

Cash and cash equivalents at end of year ....................      $   152          276        3,315
                                                                   =======       ======       ======

[HACKER, JOHNSON, COHEN & GRIEB PA LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Gulf West Banks, Inc.
St. Petersburg, Florida

     We have audited the accompanying consolidated balance sheets of Gulf West Banks, Inc. and Subsidiaries (the "Company") at December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ HACKER, JOHNSON, COHEN & GRIEB PA
HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 16, 1998

Notes

Investor and General Information
Corporate Headquarters           425 22nd Avenue North
                                 St. Petersburg, Florida 33704

Annual Meeting                   The Annual Meeting of the
                                 Stockholders will be held at the
                                 Feather Sound Country Club located
                                 at 2201 Feather Sound Drive, St.
                                 Petersburg, Florida at 5:00 P.M.,
                                 April 16, 1998.

Transfer Agent and Registrar     Sun Trust Bank; Atlanta
                                 Stock Transfer Department
                                 Post Office Box 4625
                                 Atlanta, Georgia 30302
                                 1-800-568-3476

Corporate Counsel                Fowler, White, Gillen, Boggs, Villareal and Banker, P.A.
                                 501 East Kennedy Boulevard, Suite 1700
                                 Tampa, Florida 33602

Independent Auditors             Hacker, Johnson, Cohen & Grieb PA
                                 Certified Public Accountants
                                 500 North Westshore Boulevard
                                 Tampa, Florida 33609

Form 10-K                        A copy of the Form 10-K, as
                                 filed with the Securities and
                                 Exchange Commission, may be
                                 obtained by stockholders without
                                 charge upon written request to
                                 Barry K. Miller, Secretary/Treasurer,
                                 425 22nd Avenue North,
                                 St. Petersburg, Florida 33704.

Common Stock Prices and Dividends

Although there is no established public trading market for the Company's common stock, the brokerage firm of Raymond James & Associates, Inc. facilitates trades of the Company's common stock in the over-the-counter market. Prices reported to the Company ranged from $4 5/8 to $5 1/8 per share during 1996 and $5 1/8 to $5 1/2 during 1997. The Company paid cash dividends of $0.03 per share in 1995, paid a 5% stock dividend in 1996 and declared a 10% stock dividend in January 1998. Future dividends, if any, will be determined by the Board of Directors.

As of January 17, 1998, the Company had approximately 625 shareholders of record of common stock.

[LOGO]


Gulf West Banks, Inc.
425 22nd Avenue North
St. Petersburg, Florida 33704
(813) 894-5696